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    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Deborah Carty                                     Clint Cantwell
NexMed                                            Rubenstein Investor Relations
(609) 208-9688, ext: 159                          (212) 843-8002
dcarty@nexmed.com                                 ccantwell@rubensteinir.com


               NEXMED RECEIVES CASH INFUSION FROM WARRANT EXERCISE


Robbinsville, NJ, February 6, 2003 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical treatments based on its proprietary drug delivery technology, today announced that it has raised $533,489 in interim financing from the exercise of 389,408 warrants to purchase shares of its Common Stock (the "Warrants") at an exercise price of $1.37 per share. The exercise price of the Warrants was lowered from $4.08 per share and reset based on a 5% premium to an average weighted-average market price of NexMed's common stock over a 5-day period prior to the exercise on February 4, 2003. The shares of NexMed's common stock issued upon the exercise of the Warrants have been registered under the Securities Act of 1933, but are restricted from trading for 30 days.

The Warrants exercised were issued in 2002 in connection with the issuance of Convertible Notes (the "Notes") secured by a mortgage on NexMed's manufacturing facility in East Windsor, NJ. In exchange for the early exercise of the Warrants, the Company agreed to drop the conversion price of the Notes from $4.08 to $2.75 per share. As a result, the Notes will be convertible into 1, 818,182 shares of NexMed common stock or an increase of 592,692 shares. All other terms of the Notes remain the same. Additional information on the Notes and the Warrants is available on the Company's Form 8-K filed on June 12, 2002.

The Tail Wind Fund Ltd., an investor in world's leading growth companies, was one of the two noteholders exercising its Warrants. A spokesperson for The Tail Wind Fund Ltd. said, "We remain quite optimistic about NexMed and its products under development."

ABOUT NEXMED, INC.
NexMed, Inc., is an emerging pharmaceutical and medical technology company, with a product development pipeline of innovative topical drug treatments based on the NexACT transdermal drug delivery technology. Its two lead NexACT products under development are the Alprox-TD cream treatment for erectile dysfunction and the Femprox cream treatment for female sexual arousal disorder, respectively. The Company is also working with various pharmaceutical companies in order to explore the introduction of NexACT into their existing drugs as a means of developing new patient-friendly topical products and extending patent lifespans.

            Alprox-TD, Femprox, NexACT are trademarks of NexMed, Inc.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to the ability to raise financing on acceptable terms, successful completion of clinical development programs, regulatory review and approval, product development and acceptance, manufacturing, competition, and/or other factors, some of which are outside the control of the Company.